Exhibit 10.1

BLACKHAWK NETWORK HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(Effective as of January 1, 2017)
This Blackhawk Network Holdings, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2013 Equity Incentive Award Plan (the “Plan”) and amended on December 5, 2016, effective as of January 1, 2017. The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Program contemplated by Article 12 of the Plan. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.
Cash Compensation
As of January 3, 2016, annual retainers are paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$60,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$8,500
Audit Committee Member (for both non-Chair and Chair members):	$10,000
Compensation Committee Member (for both non-Chair and Chair members):	$10,000
Nominating and Corporate Governance Committee Member (for both non-Chair and Chair members):	$7,500
Lead Independent Director:	$20,000
All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter, but in no event more than thirty (30) days after the end of such quarter.
Equity Compensation
Annual Restricted Stock Unit Award:
Each Non-Employee Director serving on the Board on the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) shall be granted a Restricted Stock Unit Award that constitutes a right to receive shares of Common Stock with an aggregate value of $140,000 (valued based on the average market closing price per share of the Common Stock over the period of 15 consecutive trading days ending on the Friday immediately preceding the applicable Annual Meeting) under the Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Annual RSU”).
The Annual RSU will be automatically granted, without further action, on the date of the applicable Annual Meeting, and will vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the date of the Annual Meeting for the year following the year in which the grant is made, subject in each case to continued service through the vesting date.
Miscellaneous
The other provisions of the Plan shall apply to the Annual RSU granted pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Annual RSUs hereby are subject in all respect to the terms of such Plan.

The grant of any Annual RSU under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
Deferral Elections
Non-Employee Directors may defer payment of up to 100% of the shares of Common Stock underlying their Annual RSUs until a date later than the vesting date. Deferral elections and deferred payments shall be governed by procedures, as adopted by the Compensation Committee, in its discretion, substantially similar to the procedures governing deferral elections and deferred payment of Director Fees under Section 3.2 and Article IV of the Company’s Deferred Compensation Plan, which provisions are incorporated as if fully stated herein.
Effectiveness, Amendment, Modification and Termination
This Program may be amended, modified or terminated by the Administrator or the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder, except with respect to an Annual RSU granted pursuant to the Program.